Registration No. 333-58506
As filed with the United States Securities and Exchange Commission on March 26, 2008

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT
TO
FORM S-3
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933
LIFECORE BIOMEDICAL, INC.
(Exact name of registrant as specified in its charter)

Minnesota (State or other jurisdiction of incorporation or organization)	41-0948334 (I.R.S. Employer Identification No.)
3515 Lyman Boulevard
Chaska, Minnesota 55318
(952) 368-4300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Dennis J. Allingham
Chief Executive Officer
Lifecore Biomedical, Inc.
3515 Lyman Boulevard
Chaska, Minnesota 55318
(952) 368-4300
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copy to:
Robert A. Rosenbaum
Dorsey & Whitney LLP
50 South Sixth Street, Suite 1500
Minneapolis, Minnesota 55402
(612) 340-2600

Approximate date of commencement of proposed sale to the public: Not Applicable
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
     If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

TERMINATION OF REGISTRATION OF SECURITIES
     This Post-Effective Amendment relates to the Registration Statement on Form S-3 (Registration No. 333-58506) (the “Registration Statement”) of Lifecore Biomedical, Inc. (the “Company”), which was filed with the U.S. Securities and Exchange Commission on April 6, 2001. The Registration Statement registered 20,973 shares of the Company’s common stock, par value $.01 per share, (the “Common Stock”) for sale.
     On March 26, 2008 (the “Closing Date”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of January 15, 2008, by and among SBT Holdings Inc., a Delaware corporation (the “Parent”), SBT Acquisition Inc., a Minnesota corporation and wholly owned subsidiary of the Parent (the “Purchaser”), and the Company, the Purchaser was merged with and into the Company with the Company continuing as the surviving corporation (the “Merger”). As a result of the Merger, the Common Stock is held of record by fewer than 300 persons. Accordingly, the Company intends to file a Certification and Notice of Termination of Registration on Form 15 with the Securities and Exchange Commission with respect to its Common Stock.
     As a result of the Merger, no additional shares of Common Stock will be sold under the Registration Statement. The Company is filing this Post-Effective Amendment to remove and withdraw from registration all shares of Common Stock and any additional securities registered pursuant to this Registration Statement that remain unissued.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chaska, State of Minnesota, on the 26th day of March, 2008.

LIFECORE BIOMEDICAL, INC.
By:	/s/ Dennis J. Allingham
Dennis J. Allingham
President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on the 26th day of March, 2008.

Signature	Title

/s/ Dennis J. Allingham	President, Chief Executive Officer and Director
Dennis J. Allingham	(principal executive officer)

/s/ David M. Noel	Vice President of Finance and Chief Financial Officer
David M. Noel	(principal financial and accounting officer)

* Martin J. Emerson	Director

* Thomas H. Garrett	Director

* Luther T. Griffith	Director

* Richard W. Perkins	Director

* John E. Runnells, III	Lead Director

* By	/s/ Dennis J. Allingham Dennis J. Allingham
Attorney-in-Fact, pursuant to Power of Attorney filed herewith

INDEX TO EXHIBITS

Exhibit No.

Exhibit 24	Power of Attorney